Exhibit 99(m)(7)

MANNING & NAPIER FUND, INC.

AMENDED AND RESTATED DISTRIBUTION

AND SHAREHOLDER SERVICES PLAN

WHEREAS, Manning & Napier Fund, Inc. (the “Company”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”), and the Company offers for sale shares of common stock of the Company (“Shares”) that are designated and classified into one or more distinct portfolios of the Company, and Shares of such portfolios may be further divided into one or more classes;

WHEREAS, the Company desires to compensate Manning & Napier Investor Services, Inc., the Company’s principal underwriter (the “Distributor”), for (a) offering Shares of each of the classes of the portfolios of the Company listed on Exhibit A attached hereto (each, a “Class” and, collectively, the “Classes,” and each, a “Fund” and, collectively, the “Funds”); and (b) providing the services described herein to persons (the “Shareholders”) who from time to time beneficially own Shares of such Classes;

WHEREAS, the Board of Directors of the Company has determined that there is a reasonable likelihood that this Amended and Restated Distribution and Shareholder Services Plan (the “Plan”) will benefit the Company and the Shareholders of each of the Classes and Funds;

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Board of Directors of the Company must adopt a plan under which the Distributor will provide the distribution services stated in Section 2; and

WHEREAS, the Board of Directors of the Company wishes to adopt a plan under which the Distributor will provide or cause to be provided to Shareholders some or all of the service activities stated in Section 3.

NOW, THEREFORE, the Board of Directors of the Company hereby adopts the following Plan.

Section 1. The Company has adopted this Plan to enable the Company to directly or indirectly bear expenses primarily intended to result in the sale of Shares of each Class of the Funds, including payments relating to the distribution of the Shares of each Class of the Funds and for the provision of service activities to the Shareholders of each Class of the Funds.

Section 2. With respect to each Class of the Funds, the Company will pay the Distributor a fee up to the amount set forth in Exhibit A for distribution services and service activities. With respect to distribution services, the Distributor may use this fee on any activities or expenses primarily intended to result in the sale of Shares of each Class of the Funds, including, but not limited to, (i) as compensation for the Distributor’s services in connection with distribution assistance; or (ii) as a source of payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor’s affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance.

With respect to service activities, the Distributor may use payments under this aspect of the Plan to provide or enter into agreements with organizations, including affiliates of the Distributor (referred to herein as “Service Organizations”), who will provide one or more of the following service activities: (i) maintaining accounts relating to Shareholders that invest in Shares of the Classes of the Funds; (ii) arranging for bank wires; (iii) responding to Shareholder inquiries relating to the services performed by Distributor and/or Service Organizations; (iv) responding to inquiries from Shareholders concerning their investment in Shares of the Classes of the Funds; (v) assisting Shareholders in changing distribution options, account designations and addresses; (vi) providing information periodically to Shareholders showing their position in Shares of the Classes of the Funds; (vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend and capital gain distribution and tax notices to Shareholders; (viii) processing purchase, exchange and redemption requests from Shareholders and placing orders with the Funds or its service providers; (ix) processing dividend and capital gain distribution payments from the Funds on behalf of Shareholders; (x) and preparing tax reports. The Distributor may also use this fee for payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor and/or Service Organizations’ affiliates and subsidiaries as compensation for such services. For purposes of this Plan, “service activities” shall mean activities covered by the definition of “service fee” contained in FINRA Conduct Rule 2830 or any subsequent amendments to such definition.

Section 3. Of the total compensation authorized under the Plan for each Class, such Class may pay the Distributor for service activities in an amount up to 0.25% of the average daily net assets of the Class. Further, with respect to each Class, aggregate fees paid to the Distributor under the Plan pursuant to Section 2 above shall not exceed seventy-five basis points (0.75%) for the distribution services. The amount of the fees in Exhibit A shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine, and such fees are based on the percentage of a Fund’s average daily net assets attributable to the relevant Class.

Section 4. This Plan shall not take effect with respect to any Class of Shares of a Fund until it has been approved (a) together with any related agreements, by votes of the majority of both (i) the Directors of the Company and (ii) the Qualified Directors, cast in person at a Board of Directors meeting called for the purpose of voting on this Plan or such agreement, and, if adopted after the public offering of Shares of such Class, (b) by a vote of at least a majority of the outstanding voting securities of such Class.

Section 5. With respect to each Class of a Fund, this Plan shall continue in effect for a term of one year. Thereafter, this Plan shall continue in effect for each Class of a Fund for so long as its continuance is specifically approved at least annually in the manner provided in Part (a) of Section 4 for the approval of this Plan.

Section 6. With respect to each Class of a Fund, this Plan may be terminated at any time by the vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of such Class.

Section 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (i) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Directors or by the vote of a majority of the outstanding voting securities of the relevant Class(es), on not more than 60 days written notice to any other party to the agreement; and (ii) that such agreement shall terminate automatically in the event of its assignment.

Section 8. With respect to each Class of a Fund, this Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of such Class, and all material amendments to this Plan shall be approved in the manner provided in Part (a) of Section 4 for the approval of this Plan.

Section 9. The Distributor shall provide to the Directors of the Company, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

Section 10. As used in this Plan, (i) the term “Qualified Director” shall mean those Directors of the Company who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (ii) the terms “assignment,” “interested person” and “majority of the outstanding voting securities” shall have their respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11. While this Plan is in effect, the selection and nomination of those Directors who are not interested persons of the Company shall be committed to the discretion of the Directors then in office who are not interested persons of the Company.

Section 12. The Company shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 9 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

Section 13. This Plan shall not obligate the Company or any other party to enter into an agreement with any particular person.

EXHIBIT A

Fee Schedule

Subject to the limitations imposed by Section 3 of the Plan and Rule 2830 of the FINRA’s Conduct Rules, the current level of fees payable to the Distributor pursuant to Section 2 of the Plan are set forth below.

Funds and Class	Maximum Fees for Distribution Services and Service Activities
Target Income Series – Class K	0.25%
Target 2010 Series – Class K	0.25%
Target 2020 Series – Class K	0.25%
Target 2030 Series – Class K	0.25%
Target 2040 Series – Class K	0.25%
Target 2050 Series – Class K	0.25%

Target Income Series – Class R	0.50%
Target 2010 Series – Class R	0.50%
Target 2020 Series – Class R	0.50%
Target 2030 Series – Class R	0.50%
Target 2040 Series – Class R	0.50%
Target 2050 Series – Class R	0.50%

Target Income Series – Class C	1.00%
Target 2010 Series – Class C	1.00%
Target 2020 Series – Class C	1.00%
Target 2030 Series – Class C	1.00%
Target 2040 Series – Class C	1.00%
Target 2050 Series – Class C	1.00%

Pro-Blend Conservative Term Series - Class B	1.00%
Pro-Blend Moderate Term Series - Class B	1.00%
Pro-Blend Extended Term Series - Class B	1.00%
Pro-Blend Maximum Term Series - Class B	1.00%
Tax Managed Series – Class B	1.00%
Small Cap Series – Class B	1.00%
World Opportunities Series – Class B	1.00%

Pro-Blend Conservative Term Series - Class Z	0.75%
Pro-Blend Moderate Term Series - Class Z	0.75%
Pro-Blend Extended Term Series - Class Z	0.75%
Pro-Blend Maximum Term Series - Class Z	0.75%
Tax Managed Series – Class Z	0.75%
Small Cap Series – Class Z	0.75%
World Opportunities Series – Class Z	0.75%

Pro-Blend Conservative Term Series - Class D	0.50%
Pro-Blend Moderate Term Series - Class D	0.50%
Pro-Blend Extended Term Series - Class D	0.50%
Pro-Blend Maximum Term Series - Class D	0.50%
Tax Managed Series – Class D	0.50%
Small Cap Series – Class D	0.50%
World Opportunities Series – Class D	0.50%

Funds and Class	Maximum Fees for Distribution Services and Service Activities
Pro-Blend Conservative Term Series - Class E	0.25%
Pro-Blend Moderate Term Series - Class E	0.25%
Pro-Blend Extended Term Series - Class E	0.25%
Pro-Blend Maximum Term Series - Class E	0.25%
Tax Managed Series – Class E	0.25%
Small Cap Series – Class E	0.25%
World Opportunities Series – Class E	0.25%